Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Appendix C – Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated February 19, 2020, on the December 31, 2019 financial statements and financial highlights of the Principal Variable Contracts Funds, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 123 to the Registration Statement under the Securities Act of 1933 (No. 002-35570).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
December 8, 2020